                                                                  Exhibit 10.12


                             EMPLOYMENT AGREEMENT
                                    BETWEEN
                       XM SATELLITE RADIO HOLDINGS INC.,
                            XM SATELLITE RADIO, INC.
                                      AND
                                  GARY PARSONS

     THIS AGREEMENT is entered into as of July 16, 1999 (the "Effective Date"), by and between XM Satellite Radio Holdings Inc., a Delaware corporation, and its subsidiary XM Satellite Radio Inc., a Delaware corporation, both having a place of business at 1250 23rd Street NW, Suite 57, Washington, D.C. 20036 (hereinafter collectively referred to as "XM") and Gary Parsons ("EMPLOYEE") a resident of the State of Maryland.

     WHEREAS, XM is engaged in the development, implementation and operation of a digital audio satellite service to portable receivers (the "XM System"); and

     WHEREAS, XM is interested in employing EMPLOYEE as its Chairman of the Board of Directors and EMPLOYEE is interested in being employed in that position subject to the terms and conditions set forth herein;

     NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements of the parties contained herein, the parties hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

     For purposes of this Agreement, the terms defined in this Article I shall have the respective meanings set forth below:

     1.1 "Affiliate" shall mean any corporation, partnership or other entity controlling, controlled by, or under common control with XM, by virtue of direct or indirect beneficial ownership of voting securities of or voting interest in the controlled entity (or ownership of over 10% of the then outstanding voting shares of XM)

     1.2 "Confidential Information" shall mean all information known to XM or learned by EMPLOYEE, during the term of employment and not generally known, including any and all general and specific knowledge, experience, information and data, technical or non-technical, and whether or not patentable, including, without limitation processes, skills, information, knowhow, trade secrets, data, designs, formulae, algorithms, specifications, samples, methods, techniques, compilations, computer programs, devices, concepts, inventions, developments, discoveries, improvements, and commercial or financial information, in any form, including without limitation, oral, written, graphic, demonstrative, machine recognizable, specimen or sample form.

     1.3 "Conflicting Product or Service" shall mean any product or service of any person or organization other than XM, in existence or under development, which resembles or competes with a product or service of XM.

     1.4 "Conflicting Organization" shall mean any person or organization engaged in, or about to become engaged in, research on or development, production, marketing, or selling of a "Conflicting Product or Service."

     1.5 "Inventions" shall mean inventions, designs, discoveries, developments, creations, and improvements created, discovered, developed, conceived or reduced to practice.

     1.6 "Works of Authorship" shall mean all computer software programs or other writings, including, without limitation, verbal works, designs, models, drawings, or audio, visual or audiovisual recordings.

                                   ARTICLE 2

                         TERM OF AGREEMENT; EMPLOYMENT

          2.1 Term. Subject to the provisions of Article 4 hereof, this Agreement shall be in effect as of the Effective Date, and EMPLOYEE shall serve at the pleasure of the Board of Directors with no specified term of service. For the term of this Agreement, each twelve (12) month period beginning on the Effective Date or an anniversary thereof shall be considered a "Contract Year", although such term shall not imply a right to employment for such period.

          2.2 Employment. XM agrees to employ EMPLOYEE as Chairman of the Board of Directors and EMPLOYEE agrees to accept such employment by XM, on the terms and conditions set forth herein. EMPLOYEE represents and warrants that neither the execution and delivery nor performance by him of this Agreement will violate any agreement, order, judgment or decree to which he is a party or by which he is bound.

          2.3 Duties. As Chairman of the Board of XM, EMPLOYEE shall have the duties and responsibilities related to building the organization and business, including but not limited to, raising funding required to pursue the business, corporate and Board governance, shareholder and strategic investor relations, and management oversight, and shall report to the Board of Directors. While acting as Chairman of the Board of Directors, EMPLOYEE shall also serve as a director of XM.

          (a) EMPLOYEE's employment with XM shall be one-half-time. During the term of employment, EMPLOYEE shall devote one-half of EMPLOYEE's time, attention, skill and ability to the faithful and diligent fulfillment of EMPLOYEE's duties hereunder. EMPLOYEE acknowledges and agrees that EMPLOYEE may be required, without additional compensation, to perform services for any Affiliates, and to accept such office or position with any Affiliate as the Board may require, including, but not limited to, service as an officer or director of XM or any Affiliate. EMPLOYEE shall comply with all applicable policies of XM and Affiliates. It is understood that EMPLOYEE currently serves as Chairman of the Board of Directors of American Mobile Satellite Corporation.

          (b) During the term of this Agreement, XM shall provide EMPLOYEE with directors and officers insurance and indemnification for any and all claims arising out of or related to his activities as an officer or director of XM or any of its Affiliates on the same basis as that provided to other officers and directors of XM and its Affiliates.

                                   ARTICLE 3

                                  COMPENSATION

          3.1 Base Salary. For services rendered by EMPLOYEE pursuant to this Agreement, XM agrees to pay EMPLOYEE a base salary ("Base Salary") commencing as of the Effective Date at the rate of .275 shares of Class A Common Stock of XM Satellite Radio Holdings, Inc. Such shares will be issued to you as soon as practicable after the Effective Date and will be subject to repurchase on a proportionate basis by XM at a valuation of $509,711 per share should EMPLOYEE's service with XM terminate prior to the first anniversary of the Effective Date in accordance with Article 4 hereof. Such Base Salary shall be subject to review and increase at least annually by the Compensation Committee of the Board as may be agreed by the Compensation Committee of the Board and

EMPLOYEE. In determining any such increase, the Compensation Committee of the Board shall consider any increases in the cost of living and may provide for any performance or merit increases, on the same basis as may apply from time to time to other XM executive employees generally. The term "Base Salary" as used herein shall include any adjustments thereto made from time to time as permitted by this Section 3.1.

          3.2  [Intentionally Omitted]

          3.3 Participation in Benefit Plans. Subject to applicable eligibility requirements, during the term of this Agreement, EMPLOYEE shall be eligible to participate in any stock option, employee stock ownership, pension, thrift, profit sharing, group life or disability insurance, medical or dental coverage, education, or other retirement or employee benefit plan or program that XM has adopted or may adopt for the benefit of its employees, on the same basis as other executive employees. Such participation shall be subject to the terms and conditions of such plans or programs, including, but not limited to, such generally applicable eligibility provisions as may be in effect from time to time.

          3.4 Expenses. XM shall reimburse EMPLOYEE in connection with performance of the services and duties hereunder for all reasonable, ordinary and necessary business expenses actually incurred by EMPLOYEE in connection with such performance, including ordinary and necessary expenses incurred by EMPLOYEE in connection with travel on XM business, provided all such expenses have been approved in advance by XM in accordance with and subject to the terms and conditions of XM's then-prevailing expense policy, As a condition precedent to obtaining such reimbursement, EMPLOYEE shall provide to XM any and all statements, bills, or receipts evidencing the expenses for which EMPLOYEE seeks reimbursement, and such other related information or materials as XM may from time to time reasonably require. EMPLOYEE shall account to XM for any expenses that are eligible for reimbursement under this Section 3.4 in accordance with XM policy.

          3.5 Employment and Supplies. XM shall provide EMPLOYEE with administrative support relating to the performance of EMPLOYEE's duties of the same type and extent as is provided to other executive employees. XM shall acquire and/or provide to EMPLOYEE for his business use: multimedia portable computer and subscriptions to various trade publications and various trade books. Such items shall remain the exclusive property of XM, are to be used solely for XM's benefit, and shall be returned promptly to XM upon the termination of EMPLOYEE's employment for whatever reason.

          3.6 Withholding. Anything in this Agreement to the contrary notwithstanding, all payments required to be made by XM hereunder to EMPLOYEE or EMPLOYEE's estate or beneficiaries in connection with EMPLOYEE's employment hereunder shall be subject to the withholding of such amounts relating to taxes as XM may reasonably determine it should withhold pursuant to any applicable law or regulation.

          3.7 Stock Option Grant. EMPLOYEE shall receive a stock option grant on the following terms:

          (a) The Option will be non-qualified, ten year stock option with respect to five (5) shares of XM common stock, with an exercise price and based on a valuation of $509,711 per share, and with a date of grant as of the Effective Date.

          (b) Vesting of the five (shares) shall be as follows: Two (2) shares shall be exercisable on the first anniversary of the date of grant. The three
(3) remaining shares shall be exercisable in three (3) equal annual installments, with the first installment beginning on the first anniversary of the date of grant, provided that additional performance objectives are met, as shall be mutually agreed upon between the EMPLOYEE and the Compensation Committee of the Board of Directors.

          (c) Post-termination Exercise.  Vested stock options will be
              -------------------------
exercisable following termination of employment for the following periods: 0 months in the case of termination for Cause (as defined in Article 4); 3 months following a voluntary termination; 6 months following an involuntary termination; or 1 year following death, disability, retirement, or termination (voluntary or involuntary) within one year following a change of control.

          (d) If and when Form S-8 is available, XM will register EMPLOYEE's stock.

          (e) Exercising/Vesting.  In the event of death, or involuntary
              ------------------
termination (which shall include termination by employee following default by
XM) within one year of a change of control, vesting of all options would occur. In all other cases, non-vested options would be unexercisable and forfeited upon termination of employment. A "change of control" will occur where (1) any person or group becomes beneficial owner of securities of XM representing more than 40% of the then voting power of XM; (2) board members (together with new members appointed by at least 2/3 of those members) at the beginning of a two-year period no longer constitute 2/3 of the Board during such two-year period; (3) a merger/consolidation of XM occurs wherein the XM voting securities immediately prior thereto do not constitute at least 60% of the combined voting securities after the merger/consolidation; or (4) the stockholder approve a plan of complete liquidation or winding-up or an agreement for sale/disposition of all or substantially all of company's assets, provided that no change of control
                                          --------
will be deemed to occur as a result of the following (a) an initial public offering of XM; (b) any change necessitated by the conversion of Class B

Common Stock to Class A Common Stock by American Mobile Satellite Corporation, and/or (c) a private placement by XM of up to $150,000,000 of XM securities.

          (f) Cashless exercise/tax withholding provisions would also be
              ---------------------------------
included, as well as other standard stock option plan/agreement provisions.

                                   ARTICLE 4

                                  TERMINATION

          4.1 General. EMPLOYEE's service hereunder shall terminate upon EMPLOYEE's death or "Disability" and may be terminated by XM with or without "Cause" (each term as defined in this Article 4) effective as of the date written notice of termination is given to EMPLOYEE by or on behalf of the Board, or may be terminated by EMPLOYEE on the giving of notice of not less than 30 days.

          4.2 Termination for "Cause" or without "Cause" or Voluntarily by Employee. In the event EMPLOYEE's employment is terminated by XM for Cause (as defined in this Article 4) or without Cause or in the event EMPLOYEE voluntarily terminates employment, XM shall thereafter pay to EMPLOYEE (or EMPLOYEE's legal representatives, estate, beneficiaries or heirs), in accordance with XM's then-prevailing executive payroll practices, all compensation benefits and other payments to which EMPLOYEE was entitled hereunder only through the effective date of termination of employment, and XM shall thereafter have no further obligation to EMPLOYEE (or EMPLOYEE's legal representatives, estate, beneficiaries or heirs) for any compensation benefits, or other payments hereunder.

          4.3  Death or Disability

          (a) In the event of EMPLOYEE's death, XM shall continue to pay EMPLOYEE's then current Base Salary to EMPLOYEE's legal representatives, estate, beneficiaries or heirs, in accordance with XM's then-prevailing executive payroll practices, through the end of the calendar month following EMPLOYEE's death but shall have no further obligation to EMPLOYEE or EMPLOYEE's legal representatives, estate, beneficiaries or heirs for any compensation, benefits or other payments hereunder.

          (b) Upon EMPLOYEE's "Disability", the payment of benefits under XM's short-term and long-term disability insurance programs, if any, shall offset XM's obligations under the foregoing Article 3.1 to the extent such benefits are received. For purposes of this Agreement, EMPLOYEE shall be deemed to be under a Disability if EMPLOYEE shall be unable, by virtue of illness or physical or mental incapacity or disability (from any cause or causes whatsoever), to perform EMPLOYEE's essential job functions hereunder, whether with or without reasonable accommodation, in substantially the manner and to the extent required hereunder prior to the commencement of such disability, for a period exceeding 90 consecutive days. Subject to any applicable legal requirements, in the event EMPLOYEE shall remain under a Disability for a period exceeding 120 days in any 12 month period, XM shall have the right to terminate EMPLOYEE's employment hereunder at the end of any calendar month during the continuance of such disability upon at least thirty (30) days prior written notice to EMPLOYEE.

(e) Definition of "Cause". For purposes of this Agreement, Cause shall mean: (i) EMPLOYEE's willful or gross misconduct or willful or gross negligence in the performance of his duties for XM (ii) EMPLOYEE's intentional or habitual neglect of his duties for XM, or (iii) EMPLOYEE's theft or misappropriation of funds of XM or commission of a felony.

                                   ARTICLE 5

                             RESTRICTIVE COVENANTS

          5.1 Confidentiality. Except as authorized or directed by XM, EMPLOYEE shall not, at any time during or subsequent to the term of this Agreement, directly or indirectly publish or disclose any Confidential Information of XM or any of its Affiliates, or Confidential Information of others that has come into the possession of XM or any of its Affiliates, or into the EMPLOYEE's possession in the course of his employment with XM or of his services and duties hereunder, to any other person or entity, and EMPLOYEE shall not use any such Confidential Information for EMPLOYEE's own personal use or advantage or make it available to others for use. All Confidential Information, whether oral or written, regarding the business or affairs of XM or any of its Affiliates, including, without limitation, information as to their products, services, systems, designs, inventions, software, finances (including prices, costs and revenues), marketing plans, programs, methods of operation, prospective and existing contracts, customers and other business arrangements or business plans, procedures, and strategies, shall all be deemed Confidential Information, except to the extent the same, shall have been lawfully and without breach of the EMPLOYEE's confidential obligation made available to the general public without restriction, or that EMPLOYEE can prove, by documentary evidence, was previously known to EMPLOYEE prior to the term of EMPLOYEE's employment. The Company shall be under no obligation to identify specifically any information as to which the protection of this Section 5.1 extends by any notice or other action. Upon expiration or termination of this Agreement for any reason, EMPLOYEE shall promptly return to XM all Confidential Information, including all copies thereof in EMPLOYEE's possession, whether prepared by him or others.

          5.2 Unfair Competition. During the tam of this agreement and for a period of one (1) year after the termination thereof, provided EMPLOYEE has served at least one year, EMPLOYEE shall not, within the United States, directly or indirectly, and whether or not for compensation, as a stockholder owning beneficially or of record more than five percent (5%) of the outstanding shares of any class of stock of an issuer, or as an officer, director, employee, consultant, partner, joint venturer, proprietor, or otherwise, engage in or become interested in any Conflicting Organization in connection with research, development, consulting, manufacturing, purchasing, accounting, engineering, marketing, merchandising or selling of any Conflicting Product or Service, directly or indirectly, in competition with XM (or its successor) as conducted from time to time during such period. During the period in which EMPLOYEE is receiving any payments under this Agreement and for a period of one (1) year thereafter, EMPLOYEE shall not, without the prior written consent of XM, solicit or hire or induce the termination of employment of any employees or other personnel providing services to XM, for any business activity, other than a business activity owned or controlled, directly or indirectly, by XM.

          5.3  Injunctive Relief.

          (a) EMPLOYEE acknowledges and warrants that he will be fully able to earn an adequate livelihood for himself and his dependents if Section. 5.2 should be specifically enforced against him, and that Section 5.2 merely prevents unfair competition against XM for a limited period of time. EMPLOYEE agrees and acknowledges that, by virtue of EMPLOYEE's employment with XM, EMPLOYEE shall have access to and maintain an intimate knowledge of XM's activities and affairs, including trade secrets, Confidential Information, and other confidential matters. As a result of such access and knowledge, and because of the special, unique, and extraordinary services that EMPLOYEE is capable of performing for XM or one of its competitors, EMPLOYEE acknowledges that the services to be rendered by EMPLOYEE pursuant to this Agreement are of a character giving them a peculiar value, the loss of which cannot adequately or reasonably be compensated by money damages. Consequently, EMPLOYEE agrees that any breach or threatened breach by EMPLOYEE of EMPLOYEE's obligations under this Article 5 would cause irreparable injury to XM, and that XM shall be entitled to (i) preliminary and permanent injunctions enjoining EMPLOYEE from violating such provisions, and (ii) actual money damages suffered by XM as a result of such breach, in the amount of any fees, compensation, benefits, profits, or other remuneration earned by EMPLOYEE or any competitor or XM as a result of such breach, together with interest, and costs and attorneys' fees expended to collect such damages or secure such injunctions. Nothing in this Agreement, however, shall be construed to prohibit XM from pursuing any other remedy, XM and EMPLOYEE having agreed that all such remedies shall be cumulative.

          (b) The restrictions set forth in this Article 5 and the following
Article 6 shall be construed as independent covenants, and shall survive the termination or expiration of this Agreement, and the existence of any claim or cause of action against XM, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by XM of the restrictions contained in this Article 5 or the following Article 6. EMPLOYEE hereby consents and waives any objection to the jurisdiction over his person or the venue of any courts within the District of Columbia with respect to any proceedings in law or in equity arising out of this Article 5 or the following Article 6. If any court of competent jurisdiction shall hold that any of the restrictions contained in
Section 5.2 are unreasonable as to time, geographical area, or otherwise, said restrictions shall be deemed to be reduced to the extent necessary in the opinion of such court to make their application reasonable.

                                   ARTICLE 6

                        INVENTIONS, WORKS OF AUTHORSHIP,

                             PATENTS AND COPYRIGHTS

          6.1 Ownership of Inventions and Works of Authorship. EMPLOYEE agrees that all Inventions made, conceived, discovered, developed or reduced to practice by EMPLOYEE and all software and other works of authorship created by EMPLOYEE, either alone or with others, at any time, within or without normal working hours, during the term of this Agreement, arising out of such employment or based upon Confidential Information, or pertinent to any field of business or research in which, during such employment, XM is engaged or (if such is known or ascertainable by EMPLOYEE) is considering engaging, whether or not patented or patentable, shall be and remain the sole property of XM with respect to all rights of EMPLOYEE arising from any discovery, conception, development, reduction to practice, or creation by EMPLOYEE. XM shall have the full right to assign, license, or transfer all rights thereto.

          6.2 Disclosure of Inventions and Works of Authorship. EMPLOYEE shall promptly make full disclosure to XM or to an authorized representative thereof of all information relating to the making, conception, discovery, development, creation or reduction to practice of Inventions, or of software and other works of authorship owned by XM pursuant to Section 6.1 above.

          6.3 Patent and Copyright Applications. At the request of XM and at XM's expense, EMPLOYEE shall execute such documents and perform such acts as XM deems necessary to obtain patents or the like, on such Inventions or copyright registrations for such software and other works of authorship in any jurisdiction or jurisdictions. Such obligation shall continue beyond the term of this Agreement. In the event that XM is unable because of EMPLOYEE's mental or physical capacity or for any other reason to secure EMPLOYEE's signature to apply for or to pursue any applications for patent or copyright covering Inventions, software and other works of authorship owned by XM pursuant to Section 6.1, then EMPLOYEE hereby irrevocably designates and appoints XM as EMPLOYEE's agent and attorney in fact, upon prior notice, to act for and in his behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents and copyright registrations thereon with the same legal force and effect as if executed by EMPLOYEE. EMPLOYEE further agrees not to file any patent applications relating to or describing or otherwise disclosing any Confidential Information or any such Inventions, or to claim any copyright or file and applications to register any copyright in such software or other works of authorship, except with the prior written consent of XM.

          6.4 Assignment of Inventions and Works of Authorship. EMPLOYEE agrees to assign to XM or its Affiliates all of EMPLOYEE's right, title and interest in and to any and all such Inventions and the patent applications and patents relating thereto and to the copyright in any and all such software and other works of authorship and any copyright applications and registrations relating thereto conceived, reduced to practice, discovered, created or otherwise developed by EMPLOYEE and owned by XM pursuant to Section 6.1 above.

                                   ARTICLE 7

                                 MISCELLANEOUS


          7.1 Assignment. The rights and obligations of XM under this Agreement shall be binding upon its successors and assigns and may be assigned by XM to the successors in interest of XM. The rights and obligations of EMPLOYEE under this Agreement shall be binding upon EMPLOYEE's heirs, legatees, personal representatives, executors or administrators. This Agreement may not be assigned by EMPLOYEE, but any amount owed EMPLOYEE upon EMPLOYEE's death shall inure to the benefit of EMPLOYEE's heirs, legatees, personal representatives, executors, or administrators.

          7.2 Notice. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when hand delivered, sent by overnight courier, or mailed by first-class, registered, or certified mail, return receipt requested, postage prepaid, or transmitted by telegram, telecopy, or telex, addressed as follows:

          If to EMPLOYEE: (Copy to XM Executive Office)

          Gary Parsons
          11009 Stanmore Drive
          Potomac, MD 20854
          Tel:  301-299-5491
          Fax: 301-299-6166

          If to XM:

          XM Satellite Radio Holdings Inc.
          1250 23rd Street NW
          Washington, DC 20036
          Tel:  202-969-7100
          202-969-7050
          Attn: General Counsel

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

          7.3 Entire Agreement. From and after the Effective Date, this Agreement constitutes the entire agreement between the parties hereto, and expressly supersedes all prior oral or written agreements, commitments or understandings with respect to the matters provided for herein,

          7.4 Headings. Article and Section headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

          7.5 Severability. In the event any provision of this Agreement, or any portion thereof, is determined by any arbitrator or court of competent jurisdiction to be unenforceable as written, such provision or portion thereof shall be interpreted so as to be enforceable. In the event any provision of this Agreement, or any portion thereof is determined by any arbitrator or court of competent jurisdiction to be void, the remaining portions of this Agreement shall nevertheless be binding upon XM and EMPLOYEE with the same effect as though the void provision or portion thereof had been severed and deleted.

          7.6 Governing Law. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the substantive laws of the State of New York (excluding the choice of law rules thereof).

          7.7 Amendment; Modification; Waiver. No amendment, modification or waiver of the terms of this Agreement shall be valid unless made in writing and duly executed by EMPLOYEE and XM. No delay or failure at any time on the part of XM in exercising any right, power or privilege under this Agreement, or in enforcing any provision of this Agreement, shall impair any such right, power, or privilege, or be construed as a waiver of any default or as any acquiescence therein, or shall affect the right of XM thereafter to enforce, each and every provision of this Agreement in accordance with its terms.

          7.8 Additional Obligations. Both during and after the term of employment, EMPLOYEE shall, upon reasonable notice, furnish XM with such information as may be in EMPLOYEE's possession or control, and cooperate with XM, as may reasonably be requested by XM (and, after the term of employment, with due consideration for EMPLOYEE's obligations with respect to any new employment or business activity) m connection with any litigation or other adversarial proceeding in which XM or any Affiliate is or may become a party. XM shall reimburse EMPLOYEE for all reasonable expenses incurred by EMPLOYEE in fulfilling EMPLOYEE's obligations under this Article 7.8.

          IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the Effective Date.

XM Satellite Radio Holdings Inc.                 Gary Parsons
XM Satellite Radio Inc.

By:  /s/ Joseph M. Titlebaum                     By:  /s/ Gary M. Parsons
     ---------------------------------                -----------------------
Name:  Joseph M. Titlebaum                       Name:  Gary M. Parsons
       -------------------------------                  ---------------------
Title:  Senior Vice President, General           Title: Chairman of the Board
        ------------------------------                  ---------------------
        Counsel and Secretary
        ---------------------

                  PERFORMANCE CRITERIA - STOCK OPTION VESTING

Performance criteria required for the Chairman of the Board of XM Satellite Radio Inc. shall be established and/or modified from time to time by the Compensation Committee of the Board of Directors. Absent specific additional or substitute performance criteria, successful completion of the following objectives must be achieved, or the requirement waived, by the Compensation Committee of the Board, prior to the vesting of any stock options which carry performance requirements as a vesting criteria:

Year One Performance Objective:
 .  XM Satellite Radio Inc. shall have successfully completed a public offering of its shares and be listed on a recognized public market exchange (NASDAQ). . XM Satellite Radio Inc. shall have secured sufficient additional capital resources to fund its operation during the year.

Year Two Performance Objective:

 . XM Satellite Radio Inc. shall have secured sufficient funding, whether through debt or equity offerings, at least equaling its projected cash needs through its commercial service launch.

 . XM Satellite Radio Inc. shall not be in default on any of its financing instruments or major contracts.

Year Three Performance Objective:

 . XM Satellite Radio Inc. shall have commercially launched its service offerings as evidenced by significant numbers of revenue-producing subscribers, and widespread availability of XM Radio's service throughout the United States.